Exhibit 10.13

January 23, 2025

Al Ford

Via email: [***]

Dear Al,

We are pleased to invite you to join the Kestra Medical Team. Kestra develops highly reliable, innovative technology solutions for at-risk patients that optimizes, protection, comfort, control, and recovery. We are committed to being the best; to hire the most talented people and provide them with the tools, resources, and support they need to succeed. The position we are offering is:

Business Title:	Chief Commercial Officer

Reporting to:	Brian Webster, CEO

Base Salary:	$500,000.00 (Five Hundred Thousand Dollars); This position is exempt from the Fair Labor Standards Act and state wage and hour law.

Annual Bonus:	A variable annual incentive bonus equivalent to 60% of base salary at plan. The bonus will be converted to a percentage of the Kestra revenue plan (i.e. for FY25, .0045 x Kestra actual revenue), providing unlimited opportunity for over-achievement.

Benefits:	Kestra offers comprehensive benefits including medical, dental, and vision plans, a 401(k) plan, life and accidental death insurance, a long-term disability plan, and a paid time-off (PTO) policy. Please see the attached “Kestra Benefits Fact Sheet” for additional details.

PTO:	Unlimited

Kestra Equity:	You will be eligible to receive Kestra Equity; subject to approval by the Kestra Board of Directors. This will include a sign on award worth Two Million Dollars and thereafter, annual grants each worth Two Million Dollars, the first of which will be awarded in June of 2025.

Start Date:	February 11, 2025

January 23, 2025 Page 2 of 2

This offer of employment, and your start date are contingent upon: (i) passing a substance test; (ii) successful verification of your past employment and educational history; (iii) a criminal background check; (iv) verification of your eligibility to work in the United States, (v) you signing Kestra’s Team Member Agreement. This offer is also contingent upon you not being subject to the terms of any agreement that would prevent you from working for Kestra at the offered position. Your employment with Kestra will be “at-will.” This means that you are free to resign your job at any time, without notice and without any cause. Similarly, Kestra can terminate you at any time, without notice and without cause. This at-will employment relationship can only be changed if you have entered into a written employment agreement signed by an authorized member of the Board of Directors.

Kestra complies with the provisions of the Immigration Reform and Control Act and employs only those individuals who are authorized to work in the United States. On or before your start date you must complete Section 1 of Form 1-9. If you choose to accept this offer, please sign this letter and return via email to [***].

Once we receive your acceptance, we will initiate the background and drug & alcohol screening processes and provide you with further information and instructions. We are excited to ask you to join our team and we are confident you will make an important contribution to the growth and development of the Kestra Team. If you have any questions, please reach out to Brian Webster or myself.

Sincerely,

/s/ Traci S. Umberger
General Counsel & CAO

I, AL FORD, ACCEPT THIS OFFER OF EMPLOYMENT

/s/ Al Ford	January 24, 2025
Signature	Date